Exhibit 99.1

Citigroup Closed-End Funds

Issue Statement

NEW YORK – (PR Newswire-FirstCall) – July 22, 2004

The following Citigroup closed-end funds – Citigroup Investments Corporate Loan Fund Inc., High Income Opportunity Fund Inc., Intermediate Muni Fund, Inc., Managed High Income Portfolio Inc., Managed Municipals Portfolio Inc., Municipal High Income Fund Inc., Real Estate Income Fund Inc., Zenix Income Fund Inc., Salomon Brothers Capital and Income Fund Inc., Salomon Brothers Emerging Markets Debt Fund Inc., Salomon Brothers Emerging Markets Floating Rate Fund Inc., Salomon Brothers Emerging Markets Income Fund Inc., Salomon Brothers Emerging Markets Income Fund II Inc., Salomon Brothers Global High Income Fund Inc., Salomon Brothers Global Partners Fund Inc., Salomon Brothers Inflation Management Fund Inc., Salomon Brothers Municipal Partners Fund Inc., Salomon Brothers Municipal Partners Fund II Inc., The Salomon Brothers Fund Inc., Salomon Brothers High Income Fund Inc., Salomon Brothers High Income Fund II Inc., Salomon Brothers 2008 Worldwide Dollar Government Term Trust Inc., and Salomon Brothers Worldwide Income Fund Inc. – today issued the following statement:

Citigroup has been notified by the Staff of the Securities and Exchange Commission (SEC) that the Staff is considering recommending a civil injunctive action and/or an administrative proceeding against Citigroup Asset Management (CAM), including its applicable investment advisory companies and Citicorp Trust Bank (CTB), an internal transfer agent, relating to the creation and operation of the internal transfer agent unit to serve certain CAM-managed funds. CTB did not provide services to the Funds whose symbols are listed below. This notification arises out of a previously disclosed investigation by the SEC and the U.S. Attorney and relates to CTB’s entry in 1999 into the transfer agency business, CAM’s retention of, and agreements with an unaffiliated sub transfer agent, the adequacy of the disclosures made to the fund boards that approved the transfer agency arrangements, (including CAM’s failure to disclose a related revenue guarantee agreement benefiting CAM and its affiliates), and CAM’s operation of and compensation for the transfer agency business. The revenue guarantee described above was terminated in 1999 and CAM will be paying the applicable funds, primarily through fee waivers, a total of approximately $17 million (plus interest) that is the amount of the revenue received by Citigroup relating to the revenue guarantee. Citigroup is cooperating fully in the investigation and will seek to resolve the matter in discussions with the SEC Staff. Although there can be no assurance, Citigroup Asset Management does not believe that this matter will have a material adverse affect on the Funds whose symbols are listed below.

Symbols: EDF, EFL, EHI, EMD, ESD, HIF, HIO, HIX, GDF, IMF, MHF, MHY, MMU, MNP, MPT, RIT, SBF, SBG, SBI, SBW, SCD, TLI, ZIF

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Media Contacts:

Brenda Grandell,

Director, Closed-End Funds

Citigroup Asset Management

212-291-3775

Edward Giltenan

Head of Public Relations

Citigroup Asset Management

212-559-6746